QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 22, 2007, with respect to the consolidated financial statements of Enogex Inc., our report dated June 22, 2007, with respect to the balance sheet of OGE Enogex GP LLC, and our report dated June 22, 2007, with respect to the balance sheet of OGE Enogex Partners L.P., included in the Registration Statement (Form S-1) and related Prospectus of OGE Enogex Partners L.P. for the registration of 7,500,000 common units representing limited partner interests.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma
June 22, 2007

QuickLinks

Consent of Independent Registered Public Accounting Firm